Exhibit 99.1

Media and Investor contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Provides Fourth Quarter 2016 Guidance and

Announces Conference Call to be Held on March 14, 2017

(Chicago – January 12, 2017) – Ryerson Holding Corporation (NYSE: RYI), a leading distributor and processor of metals, today provided guidance for its fourth quarter ending December 31, 2016. The Company anticipates seasonally lower revenue for the fourth quarter of 2016 compared to the third quarter of 2016 due to fewer shipping days. The Company expects fourth quarter 2016 net loss attributable to Ryerson Holding Corporation in the range of $14 million to $11 million, which includes LIFO expense, net in the range of $14 million to $17 million. Adjusted EBITDA, excluding LIFO is expected to be in the range of $33 million to $36 million for the fourth quarter of 2016. Ryerson reported fourth quarter 2015 net loss attributable to Ryerson Holding Corporation of $21 million, which included LIFO expense, net of $11 million. Adjusted EBITDA, excluding LIFO was $14 million in the fourth quarter of 2015. A reconciliation of Adjusted EBITDA, excluding LIFO to net loss attributable to Ryerson Holding Corporation is included below in this news release.

Ryerson’s end market metrics as measured in shipments per day showed sequential quarterly growth in construction equipment and oil & gas equipment, while food processing and agricultural equipment, HVAC, and commercial ground transportation sectors experienced sequential quarterly demand declines.

Product pricing and material cost dynamics were driven by hot-rolled carbon sheet price volatility that saw CRU price deflation in the period from July through October of 20% followed by CRU price inflation in November and December of 22%, thus creating some expected margin compression in the quarter.

Current supply side conditions are favorable when viewed against the year ago period. Current momentum indicators around pricing are encouraging while demand trends are unfolding and too early in the year to call.

Ryerson Holding Corporation’s Fourth Quarter 2016 Conference Call Details

Ryerson also announced that it will host a conference call to discuss fourth quarter 2016 results on Tuesday, March 14 at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. Ryerson will report earnings after the market closes on Monday, March 13.

DATE:	Tuesday, March 14, 2017

TIME:	10:00 a.m. ET / 9:00 a.m. CT

DIAL-IN:	877-419-6590 (U.S., Canada) / 719-325-4845 (International)

CONFERENCE ID:	8006725

An online replay of the call will be posted on the investor relations website, ir.ryerson.com, and remain available for 90 days.

Ryerson is a leading processor and distributor of metals, with operations in the United States, Canada, Mexico and China. Founded in 1842, Ryerson employs around 3,400 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2015 and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Set forth below is a reconciliation of our anticipated net loss attributable to Ryerson Holding Corporation to our Adjusted EBITDA and our Adjusted EBITDA, excluding LIFO expense, net.

	Range of Estimates
	(unaudited)
	(in millions)
	Low	High
Net loss attributable to Ryerson Holding Corporation	$(14)	$(11)
Interest and other expense on debt	22	22
Benefit from income taxes	(9)	(6)
Depreciation and amortization expense	10	10

EBITDA	$9	$15
Adjustments	7	7

Adjusted EBITDA	$16	$22

LIFO expense, net	17	14

Adjusted EBITDA, excluding LIFO expense, net	$33	$36

EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense, net, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense, net, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense, net, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense, net, targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense, net, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense, net do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense, net, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense, net, may differ from that of other companies.